UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 24, 2010

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RENTRAK CORPORATION
(Exact name of registrant as specified in charter)

Oregon
(State or other jurisdiction of incorporation)

0-15159	93-0780536
(Commission File Number)	(IRS Employer Identification No.)

One Airport Center
7700 N.E. Ambassador Place
Portland, Oregon	97220
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:
(503) 284-7581

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreements with Certain Executive Officers

Effective March 30, 2010, Rentrak Corporation ("Rentrak") entered into amended and restated employment agreements with certain of its executive officers, including Cathy Hetzel, Kenneth Papagan and Amir Yazdani, three of the executive officers named in the Summary Compensation Table in Rentrak's definitive proxy statement dated July 20, 2009.  The Compensation Committee of Rentrak's Board of Directors approved the amended agreements at its meeting held on March 24, 2010.  A brief description of the terms of the amended employment agreements and related compensation arrangements follows.

General Terms

The agreements with Ms. Hetzel and Messrs. Papagan and Yazdani provide for:

•	A term expiring March 31, 2011, with automatic renewal for successive one-year periods unless Rentrak gives notice of nonrenewal by January 31 each year.

•	An annual base salary level effective April 1, 2010.

•	Opportunities to receive annual cash bonus compensation under the Rentrak Corporation Annual Cash Bonus Plan.

•	Receipt of equity-based awards under Rentrak's Amended and Restated 2005 Stock Incentive Plan (the "2005 Plan") as determined in the discretion of the Compensation Committee.

The table below shows annual base salary levels in effect for Ms. Hetzel and Messrs. Papagan and Yazdani prior to and as of April 1, 2010, target cash bonus amounts for the fiscal year ending March 31, 2011 described in more detail below under "Annual Cash Bonus Plan," and grants of time-vested non-qualified stock options approved on March 24, 2010, described in more detail under "Equity-Based Grants" below.

Name	Position	Base Salary Until April 1, 2010	Base Salary as of April 1, 2010	Fiscal 2011 Annual Cash Bonus Target	Shares Subject to Stock Options
Cathy Hetzel	President, AMI Division	$283,250	$215,270	$100,000	12,000
Kenneth Papagan	President	$309,000	$309,000	$100,000	12,000
Amir Yazdani	Executive Vice President and Chief Information Officer	$290,000	$150,000	$100,000	12,000

Severance Provisions

If the employment of an executive officer named above is terminated without cause or for good reason, he or she will be entitled to receive severance payments in the amount of his or her monthly base salary during a severance period of (a) three months for each four full years of continuous service as a Rentrak employee, (b) six months, or (c) the number of months remaining in the term of the agreement, whichever is longest.  Medical benefits also continue during the severance period.  No severance is payable if the officer's employment is terminated for cause or the officer terminates his or her employment voluntarily without good reason.  Severance payments are conditioned on compliance with noncompete provisions and execution of a general release of claims against Rentrak.  Similar benefits are payable after the term of the agreement expires if the officer has been employed for at least five consecutive years.

Good reason is defined as Rentrak's failure to comply with the material terms of the agreement, an act or failure to act by Rentrak that constitutes a substantial adverse change in the officer's position or responsibilities, a material reduction in his or her base salary or failure to continue to provide employee benefits, or specified changes in the location of the officer's workplace.  Cause is defined as willful material misconduct in the performance of the officer's duties, a material breach of the agreement by the officer, the officer's willful commission of a material act of malfeasance, dishonesty or breach of trust that materially harms Rentrak, or the officer's conviction of a felony involving moral turpitude.

Annual Cash Bonus Plan

The Compensation Committee reviewed and recommended adoption of the new Rentrak Corporation Annual Cash Bonus Plan at its March 24, 2010 meeting and the Board of Directors approved the plan at its meeting held the following day.  The Annual Cash Bonus Plan provides for the opportunity to earn cash incentive awards by key members of Rentrak's management based on target bonus levels and achievement of corporate and individual performance goals approved by the Compensation Committee for executive officers, and by senior management for other key employees, at the beginning of each fiscal year.  Award opportunities may be expressed as a dollar amount or a percentage of annual base salary.  In no event may an award payout to a single individual for a given fiscal year exceed the lesser of 200% of the target award and $2,000,000.  Award payouts for financial goals are based on actual financial performance and are prorated based on the degree of achievement.  The calculation of incentive award payouts is subject to the approval of the Compensation Committee.

Equity-Based Grants

At its March 24, 2010 meeting, the Compensation Committee approved the grant of non-qualified employee stock options to certain of Rentrak's executive officers and other key employees under the 2005 Plan.  The stock options have an exercise price of $20.89 per share, will vest in four equal annual installments beginning one year after the date of grant, and have a ten-year term.  The grants to Ms. Hetzel and Messrs. Papagan and Yazdani are shown in the table under "Amended and Restated Employment Agreements with Certain Executive Officers" above.

The Compensation Committee also granted a non-qualified employee stock option to purchase 75,000 shares of Rentrak common stock to Cathy Hetzel under the 2005 Plan with an exercise price of $20.89 per share and a term expiring December 31, 2013.  The option will vest and become exercisable in three equal installments on the 15th day of June each year beginning in 2011, subject to the attainment of performance criteria based 25% on target total operating income in the operating budget for Rentrak approved by the Board of Directors for the preceding fiscal year and 75% on target operating income included in the budget for the AMI Division or such other business units as to which Ms. Hetzel may have supervisory responsibility in the future.  If the performance criteria for a given fiscal year are not met, the shares covered by that installment of the option are forfeited.  If Ms. Hetzel's employment is terminated without cause or for good reason after a change in control of Rentrak occurs, the portion of the stock option that had not already vested or been forfeited will vest in full.

The Compensation Committee also approved the grant to Mr. Yazdani of 131,173 restricted stock units ("RSUs") under the 2005 Plan, each of which represents a contingent right to receive one share of Rentrak common stock.  The RSUs will vest, if at all, upon satisfaction of performance goals tied to achievement of (a) specified levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"), as modified by subtracting certain other expenses, for the fiscal year ended March 31, 2010, and the following two fiscal years, or (b) trading-price targets for Rentrak's common stock ranging from $25 to $40 per share for 65 consecutive trading days during the period ending June 15, 2013.  Vesting of a portion or all of the RSUs will also occur if a change in control of Rentrak occurs at price levels ranging from $25 to $40 per share.  Upon termination without cause or for good reason, 36,000 RSUs will vest if termination is on or prior to June 30, 2010, 54,000 RSUs will vest if termination occurs on or after July 1, 2010 and prior to July 1, 2011, and 72,000 RSUs will vest if termination occurs on or after July 1, 2011 and on or prior to June 30, 2012.

Revised Compensation Arrangements with Paul Rosenbaum

In June 2009, in contemplation of the transition associated with the hiring of Bill Livek as Chief Executive Officer, Rentrak and Paul Rosenbaum entered into an amended and restated employment agreement providing for his continued service in a non-executive capacity as Chairman of the Board.  In light of the successful completion of the transition, at their March meetings the Compensation Committee recommended and the Board of Directors approved revised compensation arrangements for Mr. Rosenbaum effective March 31, 2010, pursuant to which he will continue as Chairman of the Board in a non-employee capacity through at least September 30, 2011.  Mr. Rosenbaum's cash compensation for continuing as Chairman of the Board was established at the annual rate of $50,000.

In addition, Mr. Rosenbaum received a lump sum payment in the amount of $298,739 in full satisfaction of the balance of salary that would have been due under his employment agreement during calendar 2010, and Rentrak has agreed to make an additional lump sum payment of $190,000 on January 2, 2011, in full satisfaction of the salary that would have been due for the period from January 1, 2011 through September 30, 2011 under his employment agreement.  The lump sum payments were reduced to reflect agreed upon contributions by Mr. Rosenbaum toward premiums for the continuation of medical, dental and other welfare benefits, and will be further reduced by required payroll deductions.  Rentrak also agreed to continue to provide life insurance coverage for Mr. Rosenbaum in the amount of $300,000 through September 30, 2011 and to make a lump sum payment of $200,000 to Mr. Rosenbaum's heirs if he dies on or after February 15, 2011 and on or before September 30, 2011.

Rentrak and Mr. Rosenbaum also entered into a consulting agreement with a term expiring September 30, 2013, under which Mr. Rosenbaum will provide investor relations advice and such other services as Rentrak may request in exchange for a monthly retainer of $833 through September 30, 2011 and $333 for the remainder of the term, plus continuation of medical, dental and long-term care benefits.  In the event that Mr. Rosenbaum secures a contract or other arrangement under which Rentrak is expected to receive revenue of $1,000,000 or more in a 12-month period, Rentrak will negotiate with Mr. Rosenbaum in good faith with regard to bonus compensation.  Mr. Rosenbaum's employee stock options and cash-settled stock appreciation rights will not terminate as a result of the revised compensation arrangements.

RENTRAK CORPORATION

Dated: April 5, 2010	By:	/s/ David I. Chemerow
David I. Chemerow Chief Operating Officer and Chief Financial Officer